Exhibit 10.11

IT Services Agreement

Between

UM Technologies Exchange and HDIMAX

This Agreement is made this 8th day of September, 2014, by and between UM Technologies Exchange, 330 Montage Mountain Road, Moosic, Pennsylvania 18507, (hereinafter "UMTech'', "we", or ''us") and HDIMAX, a Delaware C Corporation headquartered at 260 Madison, Manhattan Midtown, NY, 10016.

WHEREAS, UMTech is a Pennsylvania limited liability company which is engaged and has been engaged in business providing professional Information Technology services since 2014;

WHEREAS, HDIMAX is a Delaware C Corporation which is engaged and has been engaged in business since August, 2014;

WHEREAS, HDIMAX desires and UMTech wishes to provide Information Technology services for the development and maintenance of software systems;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants of the Parties hereto, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1. Services — UMTech will provide to HDIMAX a total of 6,000 (six thousand) hours of Information Technology services over the course of one (1) calendar year (hereinafter "Service Term") commencing on the date of execution of this Agreement. Services are valued at $130 (one hundred thirty US Dollars) per hour; total value of Services included in this Agreement is $780,000.00 (seven hundred eighty thousand US Dollars, hereinafter "Total Cost").

The Parties acknowledge that the needs of HDIMAX are rapidly changing and difficult to predict. Therefore, UMTech will work on whatever is identified by representatives of HDIMAX as having highest priority at any given time. HDIMAX further acknowledges that UMTech may not be able to deliver everything that HDIMAX desires within the Service Term, using the allocated hours. Any requirement that would cause the Total Cost to be exceeded will be subject of an amendment or a separate agreement. UMTech will notify HDIMAX in writing of such requirement with details of the amendment or separate agreement as soon as UMTech believes the Total Cost will be exceeded. UMTech will continue such work only after approval from HDIMAX.

2. Payment — HDIMAX will pay UMTech the full value of its services according to the following schedule:

1

(a) Months 1 and 2: no payment required

(b) Months 3 through 6: minimum payment of $25,000 per month

(c) Months 7 through 12: minimum payment of $65,000 per month

(d) Term End: full remaining balance of Total Cost

3. Late Fees — Any balance that remains unpaid after 30 days past the end of the Service Term will be assessed a service charge of 1.5% per month, calculated from the last day of the Service Term.

4. Confidentiality — We will maintain the confidentiality of your confidential information in accordance with professional standards. Neither Party will disclose any confidential material obtained from the other without prior written consent, except to the extent such disclosure is an agreed objective of this engagement. Both Parties agree to the use of fax, email, telephone, and voicemail to communicate both sensitive and nonsensitive matters; provided, however, that protected or sensitive information regarding customers or consumers shall not be communicated by unencrypted email. We may use a third-party service provider in providing professional services which may require sharing confidential information with the provider.

5. Consumer Privacy — In order to provide the Services called for in this engagement, you may be disclosing to us certain nonpublic personal information regarding your accounts, customers, and consumers. To the extent permitted by law, we will not disclose any such nonpublic personal information except to you and our employees and agents. However, in circumstances that fall under an exception in the regulations "Privacy of Consumer Financial Information" implementing the Gramm-Leach-Bliley Act, we may disclose or use such nonpublic personal information in the ordinary course of business to carry out the Services in this engagement. We have implemented and will maintain physical, electronic and procedural safeguards ("Safeguards") reasonably designed to protect the security, confidentiality and integrity of, to prevent unauthorized access to or use of, and to ensure the proper disposal, of nonpublic personal information regarding your customers or consumers. We further agree that the Safeguards shall meet the objectives of the Interagency Guidelines Establishing Information Security Standards, adopted by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, and the Office of Thrift Supervision, as they currently exist, or as they may be amended from time to time.

6. Ownership — You shall have royalty-free, non-transferable rights to use the software we develop for you throughout the course of this engagement. Your use of the software shall be limited to its stated purpose and intended business use only. UMTech retains the right to use the ideas, concepts, techniques, industry data, knowhow, design, analysis, and source code we use or develop in the course of the engagement and all enhancements or modifications.

7. Buq Remedy — For a period of one (1) calendar month following the end of the Service Term, UMTech warrants that all delivered system components authored by UMTech shall perform in a manner which does not exhibit implementation or design deficiency ("bugs") with respect to its projected use. You must report all deficiencies in writing within the warranty period in order to receive warranty remedies. UMTech shall correct any deficiencies, in a timely fashion using all due diligence and without charge, provided that written statement of such deficiency is received within the warranty period.

2

8. Applicable Law — This Agreement and any disputes arising hereunder will be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflict of law rules.

9. Jointly Prepared — This Agreement shall be deemed to have been jointly prepared. If any ambiguity or dispute arises as to the construction of this Agreement, it shall not be interpreted against any of the Parties but shall be resolved neutrally without regard to authorship.

10. Severability — If any provision of this Agreement is declared invalid by a court of competent jurisdiction or by the express act of any legislative body with authority to affect this agreement, only the provision found or declared to be invalid shall be deemed and valid and the remainder shall remain in full force and effect.

11. Assignment — The rights of HDIMAX under this Agreement cannot be assigned or otherwise transferred without the prior, express written consent of UMTech. Any assignment or attempt to assign will result in termination of this Agreement.

12. Entire Agreement — This constitutes the entire Agreement between the Parties and fully supersedes and replaces any and all prior or contemporaneous written or oral agreements, promises, representations or promises. No modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless in writing and signed by the Parties.

13. Limitation of Liability — Our Services and software are provided as-is, and are to be used at your own risk. UMTech provides no warranty of any kind, express or implied, including warranties of merchantability or fitness for any particular purpose.

(a) UMTech is not responsible for hardware or software damage, loss of wages or data, or any other financial, business, or personal loss resulting from the use of, or inability to use, any software developed or sold by us.

(b) In no event shall UMTech, its officers, directors, agents, or employees be liable to you or any other entity for any direct, indirect, special, incidental, punitive, exemplary, or consequential damages whatsoever, including, without limitation, procurement of substitute goods or services; damages for loss of business profits, business interruption, loss of business information, or any other pecuniary loss, arising out of the use of or inability to use the software or the provision of or failure to provide support services, even if UMTech, its officers, directors, agents, or employees have been advised of the possibility of such damages.

3

(c) You specifically acknowledge and agree that in no event shall our total aggregate liability exceed the total amount paid by you for the particular Services that are the subject of the cause of action. The foregoing limitation of liability shall apply to the fullest extent permitted by law, and shall survive any termination or expiration of this agreement.

14. Notices — All bills, notices or communications which you may desire or be required to give to UMTech shall be deemed sufficiently given if in writing and either hand delivered to us or sent by registered or certified mail addressed to UMTech, 330 Montage Mountain Road, Moosic, PA 18507, with a copy to Karen Tomaine, Esq., 28 Kipling Drive, Moosic, PA, 18507.

IN WITNESS WHEREOF, the Parties have executed this agreement on the day and date written above.

4